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March 15, 1999


Mr. William D. Rast
45 Verissimo Drive
Novato, California 94947

Dear Bill:

     Pursuant to our discussion, the bonus eligibility portion of your agreement dated February 9, 1998 with Eldorado Bank was amended, retroactive to January 1, 1999.

Bonus Eligibility:  Payable based on 1999 annual (calendar year) net income of
                    Mortgage Banking Division:

                         Net Income *             Bonus Payments
                         ---------------------------------------
                         Under  $1,000,000               0
                         Over   $1,000,000        $ 50,000
                         Over   $2,000,000        $125,000
                         Over   $3,000,000        $175,000
                         Over   $4,000,000        $225,000
                         Over   $5,000,000        $275,000
                         Over   $6,000,000        $325,000

                    If earned, payable after completion of Bank's annual audited financial statements. No bonus is earned or is payable unless you are actively employed as of the bonus payment date. Therefore, should your employment terminate for the reasons of (1) voluntary resignation or (2) for cause, you have not earned any bonus for the calendar year covered by this bonus plan. If the Mortgage Division is sold and as a result of that sale your employment is terminated within 90 days of the date of sale, you will be eligible for a bonus payment pro-rated from January 1, 1999, through the date your employment terminates.

                    Any bonus payment will be pro-rated between net income levels and bonus payment amounts are based on actual net income performance, adjusted as outlined below. Your bonus eligibility may be changed in the future at the discretion of the Bank.

                    * Net Income Adjustments:
"                                  plus legal costs associated with Ruemmler, et
                                   al cases;
"                                  cost of funds will be equal to Eldorado
                                   Bank's cost to fund warehouse line - now fed
                                   funds rate plus 1%;
"                                  inter-company charges, i.e., Human Resources,
                                   Accounting, MIS, etc. will be charged to the
                                   division in accordance with Eldorado Bank's
                                   1999 approved budget as of January 27, 1999,
                                   and
"                                  taxes will be calculated at actual rates.

     In addition, the Committee granted you an option to purchase an additional 5,000 shares of Eldorado Bancshares, Inc. Class B Common Stock pursuant to terms similar to that previously granted to you. This brings the total options granted to you to 10,000 shares. A separate Option Agreement will be forwarded under separate cover.

Sincerely,

/s/ Robert P. Keller            Approved by: /s/ William D. Rast Date: 3/18/99
Robert P. Keller
President and Chief Executive Officer